EXHIBIT 1.1
EXECUTION VERSION
NISOURCE INC.
21,100,000 Shares of Common Stock
TERMS AGREEMENT
September 8, 2010

To:	Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
As Representatives of the several Underwriters

c/o	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue — 5th Floor
New York, New York 10010
Ladies and Gentlemen:
          NiSource Inc., a Delaware corporation (“NiSource” or the “Company”), and Credit Suisse Securities (USA) LLC, in its capacity as agent for the Forward Purchaser (defined below) (the “Forward Seller”), at the request of the Company in connection with the Forward Agreement (defined below), subject to the terms and conditions set forth in this Agreement (including the provisions of the Underwriting Agreement), confirm their respective agreements with the several Underwriters listed in the table below (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), with respect to (a) the sale by the Forward Seller, and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, set forth in the table below under the heading “Number of Borrowed Base Shares to be Purchased and Sold” (subject to reduction for any Standby Base Shares (defined below) (the “Borrowed Base Shares”) and (b) the purchase by the Underwriters, acting severally and not jointly, and the sale by the Company of any shares of Common Stock issued and sold by the Company in connection therewith pursuant to the paragraph captioned “Issuance and Sale of Standby Base and Option Shares by the Company” below (the “Standby Base Shares” and, collectively with the Borrowed Base Shares, the “Base Shares”).
          In addition, to the extent that the option discussed below under the caption “Over-allotment Option” is exercised, the Company and the Forward Seller, at the request of the Company in connection with the Forward Agreement, subject to the terms and conditions set forth in this Agreement (including the provisions of the Underwriting Agreement), confirm their respective agreements with the Underwriters, for whom you are acting as Representatives, with respect to (a) the sale by the Forward Seller, and the purchase by the Underwriters, acting severally and not jointly, of up to the respective numbers of shares of Common Stock set forth in the table below under the heading “Maximum Number of Borrowed Option Shares to be Purchased and Sold” (subject to reduction for any shares of Common Stock issued and sold by the Company in connection therewith under the paragraph captioned “Issuance and Sale of

Standby Base and Option Shares by the Company” below) (the “Borrowed Option Shares”), and (b) the purchase by the Underwriters, acting severally and not jointly, and the sale by the Company of any shares of Common Stock pursuant to the paragraph captioned “Issuance and Sale of Standby Base and Option Shares by the Company” below (the “Standby Option Shares” and, collectively with the Borrowed Option Shares, the “Option Shares”).
          As used herein, “Shares” means, collectively, the Base Shares and the Option Shares; “Company Shares” means, collectively, the Standby Base Shares and the Standby Option Shares; “Forward Agreement” means the letter agreements dated the date hereof and the date the option discussed below under the caption “Over-allotment Option” is exercised (if applicable) between the Company and Credit Suisse International (the “Forward Purchaser”) relating to the sale by the Company, subject to the right of the Company to elect cash settlement of such agreement, of a number of shares of Common Stock equal to the number of Shares to be borrowed and sold by the Forward Seller pursuant to this terms agreement (this “Agreement”); and “Transaction Documents” means this Agreement (including the provisions of the Underwriting Agreement referred to below) and the Forward Agreement.
Supplemental Terms
          The purchases and sales, or issuances and sales, as applicable, described above, of the Shares (the “Offered Securities”) shall be on and subject to the terms and conditions of the Underwriting Agreement of the Company dated as of December 1, 2009 (the “Underwriting Agreement”) as supplemented or modified as provided below:
          Listing: New York Stock Exchange
          Delayed Delivery Contracts: None
          Purchase Price: $15.9638 per Share
          Public Offering Price: $16.50 per Share
          Underwriting Discount: $0.5362 per Share
Additional Terms Relating to Purchase of Shares by the Underwriters:
          Section 3 of the Underwriting Agreement (Purchase and Offering of Offered Securities) is hereby modified and supplemented as follows:
          Agreement to Purchase Base Shares. On the basis of the representations, warranties and covenants contained in this Agreement (including the provisions of the Underwriting Agreement), and subject to the conditions set forth in this Agreement (including the provisions of the Underwriting Agreement), the Forward Seller agrees to sell to the several Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Forward Seller (or from the Company to the extent of any Standby Base Shares), at the Purchase Price set forth above, the respective numbers of Shares set forth opposite such Underwriter’s name in the table below under the heading “Number of Borrowed Base Shares to be Purchased and Sold”.

          Limitations on Agreement to Purchase. If any of the conditions to effectiveness set forth in the Forward Agreement is not satisfied on or prior to the Closing Date (defined below), the Forward Seller, in its sole judgment, may choose not to borrow and deliver for sale the Borrowed Base Shares to be sold by the Forward Seller hereunder. In addition, if the Forward Purchaser determines, in its commercially reasonable judgment, that the Forward Seller is unable to borrow and deliver for sale on the Closing Date the number of Borrowed Base Shares to which the Forward Agreement relates, or if the Forward Purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the Forward Seller is unable to borrow, at a stock loan rate not greater than the amount specified in the Forward Agreement, and deliver for sale on the Closing Date the number of Borrowed Base Shares to which the Forward Agreement relates, then the Forward Seller shall only be required to deliver for sale the aggregate number of shares of Common Stock that such Forward Seller is able to borrow. In such event, the Forward Seller shall use its commercially reasonable efforts to notify the Company no later than 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date.
          Payment and Delivery of Shares. Payment for the Borrowed Base Shares shall be made by wire transfer in immediately available funds to the accounts at banks acceptable to the Representatives specified by the Forward Seller to the Representatives at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 10:00 A.M., New York City time, on September 14, 2010, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives, the Forward Seller and the Company may agree upon in writing. Payment for any Borrowed Option Shares shall be made by wire transfer in immediately available funds to the accounts at banks acceptable to the Representatives specified by the Forward Seller to the Representatives at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 10:00 A.M., New York City time, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Shares. Payment for any Company Shares shall be made by wire transfer in immediately available funds to the account at a bank acceptable to the Representatives specified by the Company to the Representatives, in the case of the Standby Base Shares, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 10:00 A.M., New York City time, on September 14, 2010, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of any Standby Option Shares, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Shares. The time and date of such payment for the Base Shares is referred to herein as the “Closing Date”, and the time and date for such payment for any Option Shares, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.
          Payment for the Shares to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the Representatives for the respective accounts of the several Underwriters of the Shares to be purchased on such date or the Additional Closing Date, as the case may be, with any transfer taxes payable in connection with the sale of such Shares duly paid by the Company. Delivery of the Shares shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct. The certificates for the Shares will be made available for inspection and packaging by the Representatives at the office of DTC or its designated custodian not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or the Additional Closing Date, as the case may be.
Over-Allotment Option:
          Grant of Over-Allotment Option. In addition, the Underwriters, on the basis of the representations, warranties and covenants contained in this Agreement (including the provisions of the Underwriting Agreement), and subject to the conditions set forth in this Agreement (including the provisions of the Underwriting Agreement), shall have the option to purchase, severally and not jointly, from the Forward Seller (or, if the following paragraph is applicable, from the Company instead of the Forward Seller to the extent of any Standby Option Shares) the respective numbers of Shares set forth opposite such Underwriter’s name in the table below under the heading “Maximum Number of Borrowed Option Shares to be Purchased and Sold”, and the Forward Seller shall sell the Borrowed Option Shares to the several Underwriters as provided below in this Agreement, and at the Purchase Price set forth above less an amount per share equal to any dividends or distributions declared by the Company and payable on the Base Shares but not payable on the Option Shares.
          Limitations on Purchase in Over-Allotment Option. If any of the conditions to effectiveness set forth in the Forward Agreement is not satisfied on or prior to any Additional Closing Date, the Forward Seller, in its sole judgment, may choose not to borrow and deliver for sale the Borrowed Option Shares to be sold by the Forward Seller hereunder. In addition, if the Forward Purchaser determines, in its commercially reasonable judgment, that the Forward Seller is unable to borrow and deliver for sale on any Additional Closing Date the number of Borrowed Option Shares to which the Forward Agreement relates, or if the Forward Purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the Forward Seller is unable to borrow, at a stock loan rate not greater than the amount specified in the Forward Agreement, and deliver for sale on any Additional Closing Date the number of Borrowed Option Shares to which the Forward Agreement relates, then the Forward Seller shall only be required to deliver for sale the aggregate number of shares of Common Stock that such Forward Seller is able to borrow. In such event, the Forward Seller shall use its commercially reasonable efforts to notify the Company no later than 5:00 p.m., New York City time, on the business day immediately preceding such Additional Closing Date.
          Number of Option Shares to be Purchased. If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Base Shares set forth opposite the name of such Underwriter in the table below bears to the aggregate number of Base Shares being purchased by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Shares as the Representatives in their sole discretion shall make.
          Exercise of Over-Allotment Option. The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of the Prospectus Supplement, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Option

Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the tenth full business day after the date of such notice (unless such time and date are postponed in accordance with the provisions of hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.
Other Underwriting Agreement Terms:
Pricing Disclosure Package: Includes:
1)	Prospectus dated December 21, 2007

2)	Preliminary Prospectus Supplement dated September 7, 2010 (which shall be deemed to include documents incorporated therein by reference)

3)	Free Writing Prospectus dated September 7, 2010
Applicable Time: 8:12 p.m. on September 8, 2010
Closing: 10:00 a.m. on September 14, 2010 at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York.
The Underwriters shall purchase the number of Offered Securities shown below:

		Maximum Number of
	Number of Borrowed	Borrowed Option Shares
	Base Shares to be	to be Purchased and
Underwriter	Purchased and Sold	Sold
Credit Suisse Securities (USA) LLC	5,486,000	822,902
Barclays Capital Inc.	4,431,000	664,650
Citigroup Global Markets Inc.	2,954,000	443,100
J.P. Morgan Securities LLC	2,954,000	443,100
Banc of America Securities LLC	1,055,000	158,250
Wells Fargo Securities LLC	1,055,000	158,250
Deutsche Bank Securities Inc.	791,250	118,687
BNP Paribas Securities Corp.	791,250	118,687
KeyBanc Capital Markets, Inc.	791,250	118,687
Mizuho Securities USA Inc.	791,250	118,687
Modifications to Underwriting Agreement:
          All provisions of the Underwriting Agreement are incorporated herein by reference, as modified and supplemented as provided below. For purposes of incorporation into this Agreement, the following provisions of the Underwriting Agreement are modified and supplemented as follows:

     1. Representations and Warranties.
     (a) The representations and warranties in Section 2 (Representations and Warranties of NiSource and NiSource Finance) of the Underwriting Agreement are hereby deemed to be made to the Underwriters, the Forward Seller and the Forward Purchaser for purposes of this Agreement by NiSource.
     (b) Section 2(k) of the Underwriting Agreement is hereby replaced in its entirety with the following for purposes of this Agreement: All outstanding shares of capital stock of NiSource have been duly authorized and are duly and validly issued, fully paid and nonassessable and conform to the descriptions thereof in the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus. The Company Shares have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and nonassessable and will conform to the descriptions thereof in the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus; and the issuance of the Company Shares is not subject to any preemptive or similar rights. The shares of Common Stock to be purchased by the Forward Purchaser pursuant to the Forward Agreement, whether pursuant to Physical Settlement (as defined in the Forward Agreement), as a result of an Acceleration Event (as defined in the Forward Agreement) or otherwise, have been duly authorized and reserved for issuance and, when issued and delivered by the Company to the Forward Purchaser pursuant to the Forward Agreement against payment of the consideration set forth therein, will be duly and validly issued, will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or similar rights.
     (c) The representations and warranties in Sections 2(p), 2(q) and 2(v) are hereby deemed modified to replace all references to “the Terms Agreement (including the provisions of this Agreement)” with “the Transaction Documents”.
     (d) NiSource, as of the Applicable Time and as of the date hereof, additionally represents and warrants to, and agrees with, the Underwriters, the Forward Seller and the Forward Purchaser that (i) the Forward Agreement dated the date hereof has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (the “Enforceability Exceptions”), (ii) a Forward Agreement dated other than the date hereof will be duly authorized, executed and delivered by the Company and will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions, and (iii) each Transaction Document conforms or will conform in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.
     (e) The Forward Seller, as of the Applicable Time and as of the date hereof, represents and warrants to, and agrees with, the Underwriters that (i) this Agreement has been duly authorized, executed and delivered by the Forward Seller, (ii) the Forward Agreement dated the date hereof has been duly authorized, executed and delivered by the Forward Purchaser and constitutes a valid and binding agreement of the Forward Purchaser, enforceable against the Forward Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions, (iii) a Forward Agreement dated other than the date hereof will be duly authorized, executed and delivered by the Forward Purchaser and will constitute a valid and binding agreement of the Forward Purchaser, enforceable against the Forward Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions, and (iv) the Forward Seller will, at the Closing Date or the Additional Closing Date, as applicable, have the free and unqualified right to transfer the Borrowed Shares to be sold by the Forward Seller hereunder on such date, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind; and upon delivery of such Borrowed Shares and payment of the purchase price therefor as herein contemplated, assuming each of the Underwriters has no notice of any adverse claim, each of the Underwriters will have the free and unqualified right to transfer the Borrowed Shares purchased by it from the Forward Seller, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.
     2. Certain Agreements of NiSource.
     (a) The agreements of NiSource set forth in Section 5 (Certain Agreements of NiSource and NiSource Finance) of the Underwriting Agreement that are made for the benefit of the Representatives shall also be deemed made for purposes of this Agreement for the benefit of the Forward Seller and the Forward Purchaser. In addition, the reference to “the Terms Agreement (including the provisions of this Agreement)” in Sections 5(c) and 5(h) shall be replaced with “the Transaction Documents” for purposes of this Agreement.
     (b) NiSource further agrees with the Underwriters, the Forward Seller and the Forward Purchaser that NiSource (i) will keep available at all times, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon settlement of the transactions contemplated by the Forward Agreement, the maximum number of shares of Common Stock as shall be issuable at such time upon settlement of the transactions contemplated by the Forward Agreement and (ii) that all shares of Common Stock issuable upon settlement of the transactions contemplated by the Forward Agreement shall be approved for issuance by the New York Stock Exchange, subject to official notice of issuance.
     (c) Section 5(j) of the Underwriting Agreement is hereby replaced in its entirety with the following for purposes of this Agreement: The Company shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA)

LLC, for a period of 60 days after the date of the Final Supplemented Prospectus, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Agreement, grants of employee stock options pursuant to the terms of a plan in effect on the date of this Agreement, or issuances pursuant to the exercise of employee stock options outstanding on the date of this Agreement or pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan. Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the “lock-up” period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the “lock-up” period described above, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.
          3. Conditions of the Obligations of the Parties.
     (a) The conditions set forth in Section 6 (Conditions of the Obligations of the Underwriters) of the Underwriting Agreement (as modified by this Agreement for purposes hereof) shall for purposes of this Agreement be conditions of the obligations of the Underwriters to purchase the Base Shares on the Closing Date and the Option Shares on each Additional Closing Date and conditions of the obligations of the Forward Seller to deliver and sell the Base Shares on the Closing Date and the Option Shares on each Additional Closing Date and all items to be received by or addressed to the Representatives shall also be received by and addressed to the Forward Seller and the Forward Purchaser. All closing items to be delivered in connection with an Additional Closing Date shall be dated the date of such Additional Closing Date.
     (b) In addition to the other conditions set forth herein and in the Underwriting Agreement, the obligations of the parties hereto to consummate the transactions contemplated hereby, including the obligations of the several Underwriters to purchase and pay for Offered Securities, shall be subject to the execution and delivery of the Forward Agreement and the continuing effectiveness of the Forward Agreement.
     (c) The references to “the Terms Agreement (including the provisions of this Agreement)” in clauses (v), (viii), (xii) and (xiii) of Section 6(d) shall be replaced with “the Transaction Documents” for purposes of this Agreement.
     (d) The references to Dewey & LeBoeuf LLP in Section 6(e) of the Underwriting Agreement shall be deemed modified to be references to Sullivan & Cromwell LLP.
     4. Indemnification and Contribution. Section 7 of the Underwriting Agreement (Indemnification and Contribution) shall be deemed modified for purposes of this Agreement as follows: (a) the indemnification in Sections 7(a), 7(b) and 7(e) shall also be for the benefit of the selling agents and broker-dealer affiliates of the Underwriters, (b) the indemnification in

Sections 7(a), 7(b) and 7(e) shall also be for the benefit of the Forward Seller, the Forward Purchaser and their respective partners, directors, officers and affiliates, and each person, if any, who controls the Forward Seller or the Forward Purchaser, (c) the contribution provisions in Section 7(d) and 7(e) shall also involve the Forward Seller and the Forward Purchaser, with the benefit to the Company including the amounts received by the Company from the settlement of the Forward Agreement assuming full physical settlement thereof and the benefit to the Forward Seller and the Forward Purchaser being the spread received under the Forward Agreement, and (d) the limitation of liability in Section 7(d) shall be deemed modified to add that neither the Forward Seller or the Forward Purchaser shall be required to contribute an amount in excess of the spread received under the Forward Agreement.
     5. Survival of Certain Representations and Obligations. The last sentence of Section 9 (Survival of Certain Representations and Obligations) of the Underwriting Agreement is hereby deemed modified for purposes of this Agreement to include reimbursement of the out-of-pocket expenses of the Forward Seller and the Forward Purchaser in the event this Agreement is terminated as provided therein.
     6. Absence of Fiduciary Relationship. Section 10 (Absence of Fiduciary Relationship) of the Underwriting Agreement is hereby deemed modified for purposes of this Terms Agreement so that its acknowledgments and agreements cover the Forward Seller and the Forward Purchaser as well as the Underwriters.
     7. Notices. Section 11 (Notices) of the Underwriting Agreement is hereby deemed modified for purposes of this Terms Agreement so that the notification address for NiSource is 801 East 86th Avenue, Merrillville, Indiana 46410, Attention: David J. Vajda, with a copy to Robert J. Minkus, Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois 60606-6473, and the notification address for the Underwriters is c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010.
     8. Successors. Section 12 (Successors) of the Underwriting Agreement is hereby deemed modified for purposes of this Terms Agreement so that it includes the Forward Seller and the Forward Purchaser and their successors and their officers, directors, affiliates and controlling persons.
Issuance and Sale of Standby Base and Option Shares by the Company:
          In the event that (a) any of the conditions to effectiveness set forth in the Forward Agreement is not satisfied on or prior to the Closing Date or an Additional Closing Date, as applicable, and the Forward Seller elects, as set forth above, not to deliver the Borrowed Shares to be sold by the Forward Seller hereunder or (b) the Forward Purchaser determines, in its commercially reasonable judgment, that the Forward Seller is unable to borrow and deliver for sale on the Closing Date or an Additional Closing Date, as applicable, the number of Borrowed Shares to which the Forward Agreement relates for such date, or if the Forward Purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the Forward Seller is unable to borrow, at a stock loan rate not greater than the amount specified in the Forward Agreement, and deliver for sale on the Closing Date or an Additional Closing Date, as applicable, the number of Borrowed Shares to which the Forward Agreement relates on such date, the Company shall issue and sell a number of shares of Common Stock equal to the number of shares of Common Stock that the Forward Seller does not deliver. In connection with any such issuance, the Representatives may, at their election, postpone the applicable Closing Date or Additional Closing Date for one business day in order to effect any necessary changes to documents or arrangements. The Forward Seller shall not have any liability for any Borrowed Shares it does not deliver to the Underwriters or any other party if the Forward Seller (i) elects not to deliver the Borrowed Shares because any of the conditions to effectiveness set forth in the Forward Agreement has not satisfied or (ii) is unable to borrow and deliver for sale all of the Borrowed Shares to be sold by the Forward Seller hereunder.
          For purposes of Section 7 of the Underwriting Agreement, the only information furnished to NiSource Finance and NiSource by the Underwriters, the Forward Seller or the Forward Purchaser for use in the Pricing Disclosure Package consists of the following information furnished on behalf of the Underwriters: the fourth, eighth and eleventh paragraphs under the caption “Underwriting — Underwriting Discount” in the Preliminary Prospectus Supplement and the Final Supplemented Prospectus.
          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to NiSource and the Forward Purchaser one of the counterparts hereof, whereupon it will become a binding agreement between NiSource, the Forward Purchaser and the Underwriters in accordance with its terms.

Very truly yours, NISOURCE INC.
By:	/s/ David J. Vajda
	Name:	David J. Vajda
	Title:	Vice President, Treasurer and Chief Risk Officer

CREDIT SUISSE SECURITIES (USA) LLC, as agent for the Forward Purchaser
By:	/s/ Jason Satsky
	Name:	Jason Satsky
	Title:	Director

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Bik Kwan Chung
	Name:	Bik Kwan Chung
	Title:	Vice President

BARCLAYS CAPITAL INC.
By:	/s/ Victoria Hale
	Name:	Victoria Hale
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Todd Guenther
	Name:	Todd Guenther
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC
By:	/s/ Yaw Asamoah-Duodu
	Name:	Yaw Asamoah-Duodu
	Title:	Managing Director

For themselves and as Representatives of the other Underwriters named herein.
CREDIT SUISSE INTERNATIONAL
Acting in its capacity as Forward Purchaser, solely as the recipient and/or beneficiary of certain representations, warranties, covenants and indemnities set forth in this Agreement

By:	/s/ Bik Kwan Chung
	Name:	Bik Kwan Chung
	Title:	Authorized Signatory

By:	/s/ Joyce Lim
	Name:	Joyce Lim
	Title:	Authorized Signatory